                                   Exhibit 21

                   Subsidiaries of SpectraSite Holdings, Inc.


SpectraSite Communications, Inc.                                Delaware
Tower Merger Vehicle, Inc.                                      Delaware
Tower Asset Sub , Inc.                                          Delaware